PricewaterhouseCoopers LLP 100 East Wisconsin Avenue, Suite 1800 Milwaukee, WI 53202 Telephone (414) 212-1600 Facsimile (414) 212-1880

November 26, 2008

Securities and Exchange Commission 100 F Street, N.E. Washington, DC 20549 Commissioners:

We have read the statements made by Skyhawk Funds Trust (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 77K of Form N-SAR dated November 26, 2008. We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,

PricewaterhouseCoopers LLP

Change in Independent Registered Public Accounting Firm

On May 20, 2008, PricewaterhouseCoopers LLP resigned as the independent registered public accounting firm for the Skyhawk Small Cap Fund (the "Fund").

The report of PricewaterhouseCoopers LLP on the financial statements of the Fund for the fiscal year ended September 30, 2007 contained no adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principle.

During the Fund's fiscal period from December 31, 2006 (commencement of operations) through September 30, 2007 and through May 20, 2008, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused them to make reference thereto in their report on the financial statements for such period.

The Fund has requested that PricewaterhouseCoopers LLP furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated November 26, 2008, is filed as an exhibit to this Form NSAR.

The Fund, with the approval of its Board of Trustees and its Audit Committee, engaged Cohen Audit Services, Ltd. as its new independent registered public accounting firm on June 18, 2008.